Exhibit 99.1

Yum China Reports Third Quarter 2020 Results

Total Revenues grew 1%. System Sales grew 1% in constant currency

Opened 312 new stores and reached 10,150 stores in total

Reported $556 million Operating Profit and $320 million Adjusted Operating Profit

Shanghai, China (October 28, 2020) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the third quarter ended September 30, 2020.

Impact of COVID-19 Outbreak and Mitigation Efforts

Third quarter operations improved, although still impacted by reduced traffic at transportation and tourist locations, the delayed and shortened school holiday and the other lingering effects of the COVID-19 outbreak. Dine-in volume has been recovering, while delivery and takeaway remained popular options. The Company’s primary focus continues to be safety, efficiency and driving traffic. We launched attractive digital and membership campaigns with strong value propositions to drive sales recovery.

Through proactive cost structure realignment and productivity improvements, the Company achieved restaurant margin and operating profit expansions compared to the prior year period. Labor productivity improved year over year, partially due to part-time worker shortages. We intend to increase staffing levels in the coming months to balance service and efficiency.

Third Quarter Highlights

●	Completed our secondary listing on the main board of the Hong Kong Stock Exchange and global offering on September 10, 2020, with net proceeds of $2.2 billion.
●

Completed the acquisition of an additional 25% equity interest in an unconsolidated affiliate that operates KFC stores in and around Suzhou, China (“Suzhou KFC”), for cash consideration of $149 million, bringing Yum China’s equity interest in Suzhou KFC to 72%. In connection with the acquisition, a non-cash gain of $239 million was recorded from the re-measurement of our previously held equity interest in Suzhou KFC at fair value.

●	Results include the consolidation of Huang Ji Huang since April 2020, and Suzhou KFC since August 2020.
●	Total revenues increased 1% year over year to $2.35 billion from $2.32 billion (flat excluding foreign currency translation (“F/X”)).
●	Total system sales increased 1% year over year, with declines of 1% at KFC and 6% at Pizza Hut, excluding F/X.
●	Same-store sales declined 6% year over year, with a 6% decline at KFC and 7% decline at Pizza Hut, excluding F/X.
●	Opened 312 new stores during the quarter; total store count reached 10,150 as of September 30, 2020.
●	Restaurant margin was 18.6%, compared with 17.7% in the prior year period.
●	Operating Profit increased 86% year over year to $556 million from $300 million (83% increase excluding F/X), primarily due to the re-measurement gain of Suzhou KFC acquisition.
●	Adjusted Operating Profit increased 7% year over year to $320 million from $300 million (5% increase excluding F/X).
●	Effective tax rate was 25.6%.
●

Net Income increased 96% to $439 million from $223 million in the prior year period, primarily due to the increase in Operating Profit and gains from our equity investment in Meituan Dianping (“Meituan”).

●

Adjusted Net Income increased 17% to $263 million from $223 million in the prior year period (10% increase excluding the $29 million and $12 million net gains in the third quarter of 2020 and 2019, respectively, from our equity investment in Meituan; 8% increase if further excluding F/X).

●	Diluted EPS increased 90% to $1.10 from $0.58 in the prior year period.
●

Adjusted Diluted EPS increased 14% to $0.66 from $0.58 in the prior year period (5% increase excluding the gains from our equity investment in Meituan in 2020 and 2019; 4% increase if further excluding F/X).

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

Key Financial Results

	Third Quarter 2020				Year to Date Ended 9/30/2020
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+1	(6)	+14	+86	(8)	(11)	+14	(3)
KFC	(1)	(6)	+10	(3)	(7)	(9)	+10	(24)
Pizza Hut	(6)	(7)	+1	+62	(19)	(16)	+1	(58)

	Third Quarter				Year to Date Ended 9/30
(in US$ million, except			% Change				% Change
per share data and percentages)	2020	2019	Reported	Ex F/X	2020	2019	Reported	Ex F/X
Operating Profit	$556	$300	+86	+83	$781	$807	(3)	(2)
Adjusted Operating Profit[1]	$320	$300	+7	+5	$550	$807	(32)	(31)
Net Income	$439	$223	+96	+93	$633	$623	+2	+3
Adjusted Net Income[1]	$263	$223	+17	+15	$462	$631	(27)	(25)
Basic Earnings Per Common Share	$1.13	$0.59	+92	+90	$1.67	$1.65	+1	+3
Adjusted Basic Earnings Per
Common Share[1]	$0.68	$0.59	+15	+14	$1.21	$1.67	(28)	(26)
Diluted Earnings Per Common Share	$1.10	$0.58	+90	+86	$1.62	$1.60	+1	+3
Adjusted Diluted Earnings Per
Common Share[1]	$0.66	$0.58	+14	+12	$1.18	$1.62	(27)	(26)

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

NM refers to changes over 100%, from negative to positive amounts or from zero to an amount.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “Our strong third quarter performance again demonstrated our resilience and world-class execution capabilities. Thanks to the hard work and commitment of our employees and business partners, and the trust of our customers, system sales returned to year-over-year growth, while same-store sales recovered to 94% of the prior year period. Despite the COVID-19 pandemic, we continued to generate meaningful profit. Our profitability allowed us to preserve jobs during this difficult period. We accelerated our store expansion and exceeded 10,000 stores, a significant milestone. With new and more flexible store models supported by our strong financial position, we are well-positioned to capture market opportunities in China.”

“We are also excited by our secondary listing on the main board of the Hong Kong Stock Exchange in September. This listing enables us to broaden our investor base and provide an additional access point for our stakeholders to invest in our company, in a market that is closer to where we operate, and where our customers and communities thrive,” continued Ms. Wat. “Looking ahead, we are confident in our ability to capture long-term growth opportunities due to our resilient business model, culture of innovation, digital and delivery capabilities and financial strength.”

Andy Yeung, CFO of Yum China, added, “Third quarter operations overall improved sequentially. As we entered the quarter, sales were pressured by reduced travel, a shortened school holiday and some regional outbreaks, but our compelling value proposition and effective digital initiatives drove a sales recovery. We expanded restaurant margin by realigning our cost structure and improving productivity. Labor productivity improvement was partially due to the shortage in part-time workers. We intend to increase staffing levels in coming months to balance service and efficiency.”

Andy continued, “Looking ahead, we now expect to open more than 900 gross new stores in 2020. We remain cautiously optimistic and continue to expect the recovery to be non-linear and uneven. Although the COVID-19 outbreak in China has improved over the past months, we are not out of the woods yet. The lingering effect remains unpredictable. However, given our strong liquidity position, we will resume our quarterly cash dividend in the fourth quarter. We remain committed to driving sustainable growth and creating long-term value to our shareholders.”

Dividends

●

The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable as of the close of business on December 16, 2020 to shareholders of record as of the close of business on November 25, 2020.

Digital and Delivery

●	The KFC and Pizza Hut loyalty programs and member sales contributed to year-over-year growth.
●	Delivery contributed to approximately 28% of KFC and Pizza Hut’s Company sales in the third quarter of 2020.
●	Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 78% of KFC and Pizza Hut’s Company sales in the third quarter of 2020.
KFC and Pizza Hut Total	Third Quarter 2020	Third Quarter 2019
Member count (as of quarter-end)	285 million+	230 million+
Member sales as % of system sales	~60%	~53%
Delivery as % of Company sales	~28%	~20%
Digital orders as % of Company sales	~78%	~56%

New-Unit Development and Asset Upgrade

●	The Company opened 312 new stores in the third quarter 2020, mainly driven by development of the KFC brand.
●	The Company remodeled 301 stores in the third quarter 2020.
	New Units		Restaurant Count
	Third Quarter	Year to Date	As of 9/30
	2020	Ended 9/30/2020	2020	2019
Yum China	312	660	10,150	8,917
KFC	227	534	6,925	6,324
Pizza Hut	37	56	2,277	2,255
Others[2]	48	70	948	338

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

Restaurant margin was 18.6% in the third quarter of 2020, compared with 17.7% in the prior year period, primarily attributable to improved productivity and other store cost savings, partially offset by pressure from the same-store sales decline, value promotions and wage inflation.

	Third Quarter			Year to Date Ended 9/30
	2020	2019	ppts change	2020	2019	ppts change
Yum China	18.6%	17.7%	+0.9	14.7%	17.0%	(2.3)
KFC	19.4%	20.1%	(0.7)	16.2%	18.8%	(2.6)
Pizza Hut	16.7%	11.4%	+5.3	10.6%	12.4%	(1.8)

2020 Outlook

The Company is updating the following fiscal year 2020 targets:

●

To open more than 900 new stores (gross), an increase compared to the previous target of 800 to 850, primarily due to the acceleration of KFC store expansion, and the inclusion of Huang Ji Huang new builds

●	To make capital expenditures between $500 million and $550 million

The Company believes that the COVID-19 outbreak will continue to have a material adverse impact on its operational and financial results in 2020. Future operations, as well as the Company’s cash flows and financial position, may be materially and adversely influenced by further developments related to this global outbreak, including potential additional announcements and actions from governments and local authorities, disruption in our supply chain, our inability to provide safety measures to protect our employees, or other reasons. Nevertheless, the Company believes that it is well-positioned to capture future growth opportunities through its resilient business model, strong capabilities and dedicated team.

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Wednesday, October 28, 2020 (8:00 a.m. Beijing/Hong Kong Time on Thursday, October 29, 2020).

Operator-assisted conference calls are not available at the moment. Please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique registrant ID.

Pre-registration Link:	https://apac.directeventreg.com/registration/event/9899922
Conference ID:	9899922

A live webcast of the call may also be accessed at https://edge.media-server.com/mmc/p/73wvmnjy.

A replay of the conference call will be available two hours after the call ends until 8:00 a.m. U.S. Eastern Time on Thursday, November 5, 2020 (9:00 p.m. Beijing/Hong Kong Time on Thursday, November 5, 2020) and may be accessed by phone at the following numbers:

U.S.:	+1 855 452 5696
Mainland China:	400 602 2065 or 800 870 0206
Hong Kong:	+852 3051 2780
U.K.:	+44 20 3701 4269
International:	+61 2 9003 4211

Replay access code:	9899922

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2020 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, and the expected impact of the COVID-19 outbreak, the anticipated effects of our innovation, digital and delivery capabilities on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 outbreak, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-

looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with SEC) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang, East Dawning and COFFii & JOY concepts outright.  Yum China also partners with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 10,150 restaurants in over 1,400 cities at the end of September 2020. Yum China ranked # 361 on the Fortune 500 list for 2020. In 2020, Yum China was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2020 in China by the Top Employers Institute, both for the second consecutive year.  For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2020	9/30/2019	B/(W)		9/30/2020	9/30/2019	B/(W)
Revenues
Company sales	$2,118	$2,097	1		$5,358	$6,112	(12)
Franchise fees and income	40	38	4		112	113	(1)
Revenues from transactions with franchisees and unconsolidated affiliates	170	172	(1)		488	496	(2)
Other revenues	20	12	64		46	26	76
Total revenues	2,348	2,319	1		6,004	6,747	(11)
Costs and Expenses, Net
Company restaurants
Food and paper	660	651	(1)		1,711	1,896	10
Payroll and employee benefits	458	455	(1)		1,236	1,371	10
Occupancy and other operating expenses	606	619	2		1,621	1,804	10
Company restaurant expenses	1,724	1,725	—		4,568	5,071	10
General and administrative expenses	127	117	(8)		339	340	1
Franchise expenses	17	19	8		50	55	8
Expenses for transactions with franchisees and unconsolidated affiliates	164	167	2		480	488	2
Other operating costs and expenses	15	9	(57)		38	20	(88)
Closures and impairment expenses (income), net	1	(1)	NM		30	14	NM
Other income, net	(256)	(17)	NM		(282)	(48)	NM
Total costs and expenses, net	1,792	2,019	11		5,223	5,940	12
Operating Profit	556	300	86		781	807	(3)
Interest income, net	11	10	(1)		28	29	(5)
Investment gain	38	12	NM		75	39	93
Income Before Income Taxes	605	322	88		884	875	1
Income tax provision	(155)	(87)	(79)		(232)	(226)	(3)
Net income – including noncontrolling interests	450	235	91		652	649	—
Net income – noncontrolling interests	11	12	7		19	26	27
Net Income – Yum China Holdings, Inc.	$439	$223	96		$633	$623	2
Effective tax rate	25.6%	26.9%	1.3	ppts.	26.3%	25.8%	(0.5)	ppts.

Basic Earnings Per Common Share	$1.13	$0.59			$1.67	$1.65
Weighted average shares outstanding (in millions)	387	377			380	378

Diluted Earnings Per Common Share	$1.10	$0.58			$1.62	$1.60
Weighted average shares outstanding (in millions)	400	388			391	389

Cash Dividends Declared Per Common Share	$—	$0.12			$0.12	$0.36

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.2	31.0	(0.2)	ppts.	31.9	31.0	(0.9)	ppts.
Payroll and employee benefits	21.6	21.7	0.1	ppts.	23.1	22.4	(0.7)	ppts.
Occupancy and other operating expenses	28.6	29.6	1.0	ppts.	30.3	29.6	(0.7)	ppts.
Restaurant margin	18.6%	17.7%	0.9	ppts.	14.7%	17.0%	(2.3)	ppts.
Operating margin	26.2%	14.3%	11.9	ppts.	14.6%	13.2%	1.4	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2020	9/30/2019	B/(W)		9/30/2020	9/30/2019	B/(W)
Revenues
Company sales	$1,597	$1,546	3		$4,077	$4,495	(9)
Franchise fees and income	32	35	(9)		97	104	(7)
Revenues from transactions with franchisees and unconsolidated affiliates	16	16	(4)		47	48	(2)
Other revenues	1	1	(27)		1	1	(17)
Total revenues	1,646	1,598	3		4,222	4,648	(9)
Costs and Expenses, Net
Company restaurants
Food and paper	504	477	(6)		1,315	1,403	6
Payroll and employee benefits	330	311	(6)		888	942	6
Occupancy and other operating expenses	453	447	(1)		1,215	1,305	7
Company restaurant expenses	1,287	1,235	(4)		3,418	3,650	6
General and administrative expenses	50	50	1		138	148	7
Franchise expenses	16	18	9		48	53	10
Expenses for transactions with franchisees and unconsolidated affiliates	16	16	4		47	48	2
Closures and impairment expenses, net	1	—	NM		12	7	(79)
Other income, net	(10)	(16)	(37)		(39)	(46)	(14)
Total costs and expenses, net	1,360	1,303	(4)		3,624	3,860	6
Operating Profit	$286	$295	(3)		$598	$788	(24)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.6	30.9	(0.7)	ppts.	32.3	31.2	(1.1)	ppts.
Payroll and employee benefits	20.7	20.1	(0.6)	ppts.	21.8	21.0	(0.8)	ppts.
Occupancy and other operating expenses	28.3	28.9	0.6	ppts.	29.7	29.0	(0.7)	ppts.
Restaurant margin	19.4%	20.1%	(0.7)	ppts.	16.2%	18.8%	(2.6)	ppts.
Operating margin	17.9%	19.1%	(1.2)	ppts.	14.7%	17.5%	(2.8)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	9/30/2020	9/30/2019	B/(W)		9/30/2020	9/30/2019	B/(W)
Revenues
Company sales	$508	$540	(6)		$1,252	$1,588	(21)
Franchise fees and income	2	1	18		4	3	16
Revenues from transactions with franchisees and unconsolidated affiliates	1	1	(4)		3	3	3
Other revenues	—	—	(56)		—	1	(37)
Total revenues	511	542	(6)		1,259	1,595	(21)
Costs and Expenses, Net
Company restaurants
Food and paper	152	170	11		388	484	20
Payroll and employee benefits	124	140	11		339	420	19
Occupancy and other operating expenses	148	168	12		393	487	19
Company restaurant expenses	424	478	11		1,120	1,391	20
General and administrative expenses	24	25	5		71	76	7
Franchise expenses	1	1	(16)		2	2	(7)
Expenses for transactions with franchisees and unconsolidated affiliates	1	1	(3)		3	3	(13)
Other operating costs and expenses	—	—	65		—	1	40
Closures and impairment (income) expenses, net	—	(1)	NM		15	5	NM
Total costs and expenses, net	450	504	11		1,211	1,478	18
Operating Profit	$61	$38	62		$48	$117	(58)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	29.8	31.5	1.7	ppts.	31.0	30.5	(0.5)	ppts.
Payroll and employee benefits	24.6	26.0	1.4	ppts.	27.1	26.5	(0.6)	ppts.
Occupancy and other operating expenses	28.9	31.1	2.2	ppts.	31.3	30.6	(0.7)	ppts.
Restaurant margin	16.7%	11.4%	5.3	ppts.	10.6%	12.4%	(1.8)	ppts.
Operating margin	12.0%	7.0%	5.0	ppts.	3.9%	7.4%	(3.5)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	9/30/2020	12/31/2019
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,782	$1,046
Short-term investments	2,424	611
Accounts receivable, net	86	88
Inventories, net	346	380
Prepaid expenses and other current assets	162	134
Total Current Assets	4,800	2,259
Property, plant and equipment, net	1,642	1,594
Operating lease right-of-use assets	2,034	1,985
Goodwill	800	254
Intangible assets, net	246	94
Deferred income taxes	102	95
Investments in unconsolidated affiliates	71	89
Other assets	691	580
Total Assets	10,386	6,950

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	1,893	1,691
Income taxes payable	114	45
Total Current Liabilities	2,007	1,736
Non-current operating lease liabilities	1,797	1,803
Non-current finance lease obligations	25	26
Other liabilities	350	210
Total Liabilities	4,179	3,775

Redeemable Noncontrolling Interest	12	—

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 439 million shares and 395 million shares issued at September 30, 2020 and December 31, 2019, respectively; 419 million shares and 376 million shares outstanding at September 30, 2020 and December 31, 2019, respectively	4	4
Treasury stock	(728)	(721)
Additional paid-in capital	4,647	2,427
Retained earnings	2,004	1,416
Accumulated other comprehensive income (loss)	35	(49)
Total Yum China Holdings, Inc. Stockholders' Equity	5,962	3,077
Noncontrolling interests	233	98
Total Equity	6,195	3,175
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$10,386	$6,950

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year to Date Ended
	9/30/2020	9/30/2019
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$652	$649
Depreciation and amortization	327	322
Non-cash operating lease cost	270	251
Closures and impairment expenses	30	14
Gain from re-measurement of equity interest upon acquisition	(239)	—
Investment gain	(75)	(39)
Equity income from investments in unconsolidated affiliates	(51)	(56)
Distributions of income received from unconsolidated affiliates	25	50
Deferred income taxes	73	12
Share-based compensation expense	27	21
Changes in accounts receivable	(19)	(2)
Changes in inventories	52	(22)
Changes in prepaid expenses and other current assets	31	7
Changes in accounts payable and other current liabilities	56	118
Changes in income taxes payable	62	32
Changes in non-current operating lease liabilities	(292)	(280)
Other, net	(30)	(32)
Net Cash Provided by Operating Activities	899	1,045
Cash Flows – Investing Activities
Capital spending	(284)	(310)
Purchases of short-term investments	(2,859)	(619)
Purchase of long-term time deposits	(57)	—
Maturities of short-term investments	1,066	366
Contribution to unconsolidated affiliates	(17)	—
Acquisition of business, net of cash acquired	(288)	—
Disposal of equity securities	54	—
Other, net	52	10
Net Cash Used in Investing Activities	(2,333)	(553)
Cash Flows – Financing Activities
Common stock issuance proceeds, net of issuance costs	2,2033	—
Repurchase of shares of common stock	(8)	(207)
Cash dividends paid on common stock	(45)	(136)
Dividends paid to noncontrolling interests	(77)	(25)
Other, net	1	—
Net Cash Provided by (Used in) Financing Activities	2,144	(368)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	17	(26)
Net Increase in Cash, Cash Equivalents and Restricted Cash	727	98
Cash, Cash Equivalents and Restricted Cash - Beginning of Period	1,055	1,266
Cash, Cash Equivalents and Restricted Cash - End of Period	1,782	1,364

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at a rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.

●

Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted EPS, Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable U.S. GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended		Year to Date Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$556	$300	$781	$807
Special Items, Operating Profit(a)	236	—	231	—
Adjusted Operating Profit	$320	$300	$550	$807
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$439	$223	$633	$623
Special Items, Net Income –Yum China Holdings, Inc.(a)	176	—	171	(8)
Adjusted Net Income – Yum China Holdings, Inc.	$263	$223	$462	$631
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$1.13	$0.59	$1.67	$1.65
Special Items, Basic Earnings Per Common Share(a)	0.45	—	0.46	(0.02)
Adjusted Basic Earnings Per Common Share	$0.68	$0.59	$1.21	$1.67
Diluted Earnings Per Common Share	$1.10	$0.58	$1.62	$1.60
Special Items, Diluted Earnings Per Common Share(a)	0.44	—	0.44	(0.02)
Adjusted Diluted Earnings Per Common Share	$0.66	$0.58	$1.18	$1.62
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	25.6%	26.9%	26.3%	25.8%
Impact on effective tax rate as a result of Special Items	(0.1)%	—%	(0.1)%	0.9%
Adjusted effective tax rate	25.7%	26.9%	26.4%	24.9%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year to Date Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$439	$223	$633	$623
Net income – noncontrolling interests	11	12	19	26
Income tax provision	155	87	232	226
Interest income, net	(11)	(10)	(28)	(29)
Investment gain	(38)	(12)	(75)	(39)
Operating Profit	556	300	781	807
Special Items, Operating Profit(a)	(236)	—	(231)	—
Adjusted Operating Profit	320	300	550	807
Depreciation and amortization	113	105	327	322
Store impairment charges	3	2	39	27
Adjusted EBITDA	$436	$407	$916	$1,156

(a)

Special Items for the quarter and year to date ended September 30, 2020 consist of the gain recognized from the re-measurement of our previously held equity interest in Suzhou KFC at fair value upon acquisition, share-based compensation cost recognized for a special award of performance stock units (“Partner PSU Awards”) granted to select employees andderecognition of indemnification assets related to Daojia. Special Item for the year to date ended September 30, 2019 represents the impact from the Tax Cuts and Jobs Act (the “Tax Act”).

Details of Special Items are presented below:

	Quarter Ended		Year to Date Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Gain from re-measurement of equity interest upon acquisition(1)	$239	$—	$239	$—
Share-based compensation expense for Partner PSU awards(2)	(3)	—	(5)	—
Derecognition of indemnification assets related to Daojia(3)	—	—	(3)	—
Special Items, Operating Profit	236	—	231	—
Tax effect on Special Items(4)	(60)	—	(60)	—
Impact from the Tax Act(5)	—	—	—	(8)
Special Items, net income – including noncontrolling interests	176	—	171	(8)
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$176	$—	$171	$(8)
Weighted-average Diluted Shares Outstanding (in millions)	400	388	391	389
Special Items, Diluted Earnings Per Common Share	$0.44	$—	$0.44	$(0.02)

(1)

As a result of the acquisition of Suzhou KFC, the Company recognized a gain of $239 million from the re-measurement of our previously held 47% equity interest at fair value, which was not allocated to any segment for performance reporting purposes.

(2)

In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation cost of $3 million and $5 million associated with the Partner PSU Awards for the quarter and year to date ended September 30, 2020, respectively.

(3)

In the quarter ended June 30, 2020, the Company derecognized a $3 million indemnification asset previously recorded for the Daojia acquisition as the indemnification right expired pursuant to the purchase agreement. The amount was included in Other income, net, but was not allocated to any segment for performance reporting purposes.

(4)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.
(5)

We completed the evaluation of the impact on our transition tax computation based on the final regulations that were released by the U.S. Treasury Department and the U.S. Internal Revenue Service and became effective in the first quarter of 2019, and recorded an additional tax expense of $8 million for the transition tax accordingly.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with U.S.GAAP.  Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2019	New Builds	Closures	Refranchised	Acquired	Others(1)	9/30/2020
Company-owned	5,083	397	(121)	(4)	1	316	5,672
Unconsolidated affiliates	896	98	(15)	—	—	(316)	663
Franchisees	555	39	(7)	4	(1)	—	590
Total	6,534	534	(143)	—	—	—	6,925

Pizza Hut

	12/31/2019	New Builds	Closures	Refranchised	9/30/2020
Company-owned	2,178	47	(60)	(10)	2,155
Franchisees	103	9	—	10	122
Total	2,281	56	(60)	—	2,277

Others

	12/31/2019	New Builds	Closures	Acquired(2)	Other	9/30/2020
Company-owned	94	11	(13)	3	—	95
Unconsolidated affiliates	—	2	—	—	1	3
Franchisees	291	56	(120)	623	—	850
Other	—	1	—	—	(1)	—
Total	385	70	(133)	626	—	948

(1) As a result of the acquisition of Suzhou KFC on August 3, 2020, the restaurant units of Suzhou KFC have been transferred from unconsolidated affiliates to Company-owned.

(2) On April 8, 2020, the Company completed the acquisition of Huang Ji Huang.

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 9/30/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,597	$508	$13	$—	$—	$2,118
Franchise fees and income	32	2	6	—	—	40
Revenues from transactions with franchisees and unconsolidated affiliates(2)	16	1	15	138	—	170
Other revenues	1	—	24	14	(19)	20
Total revenues	$1,646	$511	$58	$152	$(19)	$2,348
Company restaurant expenses	1,287	424	13	—	—	1,724
General and administrative expenses	50	24	11	42	—	127
Franchise expenses	16	1	—	—	—	17
Expenses for transactions with franchisees and unconsolidated affiliates(2)	16	1	10	137	—	164
Other operating costs and expenses	—	—	21	13	(19)	15
Closures and impairment income, net	1	—	—	—	—	1
Other (income) expenses, net(3)	(10)	—	1	(247)	—	(256)
Total costs and expenses, net	1,360	450	56	(55)	(19)	1,792
Operating Profit	$286	$61	$2	$207	$—	$556

Quarter Ended 9/30/2019	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,546	$540	$11	$—	$—	$2,097
Franchise fees and income	35	1	2	—	—	38
Revenues from transactions with franchisees and unconsolidated affiliates(2)	16	1	8	147	—	172
Other revenues	1	—	19	1	(9)	12
Total revenues	$1,598	$542	$40	$148	$(9)	$2,319
Company restaurant expenses	1,235	478	12	—	—	1,725
General and administrative expenses	50	25	8	34	—	117
Franchise expenses	18	1	—	—	—	19
Expenses for transactions with franchisees and unconsolidated affiliates(2)	16	1	5	145	—	167
Other operating costs and expenses	—	—	17	1	(9)	9
Closures and impairment income, net	—	(1)	—	—	—	(1)
Other income, net	(16)	—	—	(1)	—	(17)
Total costs and expenses, net	1,303	504	42	179	(9)	2,019
Operating Profit (Loss)	$295	$38	$(2)	$(31)	$—	$300

Year to Date Ended 9/30/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$4,077	$1,252	$29	$—	$—	$5,358
Franchise fees and income	97	4	11	—	—	112
Revenues from transactions with franchisees and unconsolidated affiliates(2)	47	3	31	407	—	488
Other revenues	1	—	65	16	(36)	46
Total revenues	$4,222	$1,259	$136	$423	$(36)	$6,004
Company restaurant expenses	3,418	1,120	32	—	(2)	4,568
General and administrative expenses	138	71	30	100	—	339
Franchise expenses	48	2	—	—	—	50
Expenses for transactions with franchisees and unconsolidated affiliates(2)	47	3	23	407	—	480
Other operating costs and expenses	—	—	57	15	(34)	38
Closures and impairment expenses, net	12	15	3	—	—	30
Other (income) expenses, net(3)	(39)	—	1	(244)	—	(282)
Total costs and expenses, net	3,624	1,211	146	278	(36)	5,223
Operating Profit (Loss)	$598	$48	$(10)	$145	$—	$781

Year to Date Ended 9/30/2019	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$4,495	$1,588	$29	$—	$—	$6,112
Franchise fees and income	104	3	6	—	—	113
Revenues from transactions with franchisees and unconsolidated affiliates(2)	48	3	20	425	—	496
Other revenues	1	1	49	3	(28)	26
Total revenues	$4,648	$1,595	$104	$428	$(28)	$6,747
Company restaurant expenses	3,650	1,391	31	—	(1)	5,071
General and administrative expenses	148	76	24	92	—	340
Franchise expenses	53	2	—	—	—	55
Expenses for transactions with franchisees and unconsolidated affiliates(2)	48	3	16	421	—	488
Other operating costs and expenses	—	1	43	3	(27)	20
Closures and impairment expenses, net	7	5	2	—	—	14
Other income, net	(46)	—	—	(2)	—	(48)
Total costs and expenses, net	3,860	1,478	116	514	(28)	5,940
Operating Profit (Loss)	$788	$117	$(12)	$(86)	$—	$807

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)	Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)

Primarily includes revenues and associated expenses of transactions with franchisee and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates

(3)

As a result of the acquisition of Suzhou KFC in the third quarter of 2020, the Company recognized a gain of $239 million from the re-measurement of our previously held 47% equity interest at fair value, which was not allocated to any segment for performance reporting purposes.